Exhibit 99.1

Green Plains Completes Placement of $500 Million

Senior Secured Term Loan Due 2023

OMAHA, Neb., Aug. 29, 2017 (GLOBE NEWSWIRE) – Green Plains Inc. (NASDAQ:GPRE) today announced the completion of a $500 million senior secured term loan due 2023. The company will use the proceeds to refinance approximately $405 million of existing debt of its wholly owned subsidiaries, Green Plains Processing LLC and Fleischmann’s Vinegar Company, pay associated fees and expenses, and for general corporate purposes. The term loan is guaranteed by the company and predominantly all of its subsidiaries, not including Green Plains Partners and certain other entities, and secured by substantially all of the assets, including 17 ethanol production facilities with annual capacity of approximately 1.5 billion gallons as well as the vinegar production facilities.

Credit ratings assigned to the senior secured term loan from Standard & Poor’s and Moody’s are BB- and B2, respectively. Green Plains’ corporate credit ratings are B and B2 from Standard & Poor’s and Moody’s, respectively. BNP Paribas Securities Corp. served as lead arranger and book runner.

About Green Plains Inc.

Green Plains Inc. (NASDAQ:GPRE) is a diversified commodity-processing business with operations related to ethanol production, grain handling and storage, cattle feedlots, food ingredients, and commodity marketing and logistics services. The company is the second largest consolidated owner of ethanol production facilities in the world with 17 dry mill plants, producing nearly 1.5 billion gallons of ethanol at full capacity. Green Plains owns a 62.5% limited partner interest and a 2.0% general partner interest in Green Plains Partners. For more information about Green Plains, visit www.gpreinc.com.

Contact: Jim Stark, Vice President – Investor and Media Relations, Green Plains Inc. (402) 884-8700

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